Exhibit 10.1

One Sansome St. 33rd Floor

San Francisco, CA 94104

hr@wish.com

September 7, 2022

VIA EMAIL

Jun (Joe) Yan

Dear Joe:

ContextLogic Inc. (the “Company” or “Wish”) is pleased to offer you employment in our San Francisco office, on the following terms:

1.
Position and Start Date. Your title will be Interim Chief Executive Officer. In this role, you will report to the Company’s Board of Directors and you will be expected to perform such duties and exercise such responsibilities as are assigned from time-to-time. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are provided by the Company from time-to-time, and carry out said duties and responsibilities in a diligent, faithful and honest manner. Your employment start date with the Company will be a date as may be mutually agreed upon by you and the Company which is subsequent to your satisfaction of the employment contingencies set forth herein (“Start Date”).
2.
Compensation. The Company will pay you a starting base salary of $550,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and procedures in effect from time to time.
3.
Relocation Bonus. This offer includes a relocation bonus in the amount of $200,000, which will be paid to you within ten (10) business days of your Start Date, and is intended to cover your relocation to the San Francisco Bay Area and all associated expenses. If you are terminated for cause by the Company before the one-year anniversary of your Start Date, you agree to repay the Company the full net amount of the relocation bonus within 30 days of your separation date. For purposes of the relocation bonus, “cause” shall mean (i) your willful and intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement with the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) your gross negligence or willful misconduct which results in material harm to the Company, (vi) your continuing failure to perform assigned duties after receiving written notification from the Company’s Board of Directors (other than as a result of having a disability that prevents you from performing the material duties required of a person holding the position with the Company for a period of at least 120 days) or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. In the case of clauses (ii), (iii) and (vii), the Company will not terminate your employment for cause without first giving you written notification of the acts or omissions constituting cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).
4.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will be eligible to participate in the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy will be provided to you upon hire and any subsequent versions will be posted on the Company’s wiki/intranet.

5.
Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of Restricted Stock Units (“RSUs”) for that number of shares of the Company’s Common Stock equal to $3,000,000 divided by the average closing price of a share of the Company’s Common Stock as reported on Nasdaq during the full calendar month prior to your Start Date, rounded down to the nearest whole share. The RSUs will vest over time based on your continuous service with the Company, with 50% of the RSUs vesting on the first Company Vesting Date following your completion of 6 months of continuous service; provided, however, that if the Company terminates your employment, you do not remain the Company’s Interim Chief Executive Officer or become the Company’s Chief Executive Officer, in each case prior to your completion of 6 months of employment with the Company, such RSUs will accelerate and vest and settle on the first Company Vesting Date thereafter. The remaining 50% of the RSUs will vest on the Company Vesting Date following your completion of 12 months of continuous service. For the avoidance of doubt, “service” for purposes of the RSUs shall include service as an employee, consultant or director. A “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th. The Company intends to grant the RSU award as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)) pursuant to the Company’s 2022 New Employee Equity Incentive Plan (the “Plan”), and the RSU award will be subject to the terms and conditions of the Plan as well as the applicable Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement.
6.
Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase that number of shares of the Company’s Class A Common Stock equal to $3,000,000 divided by the average closing price of a share of the Company’s Common Stock as reported on Nasdaq during the full calendar month prior to your Start Date, rounded down to the nearest whole share (the “Option”). The exercise price per share of the Option will be equal to the fair market value of the Company’s Class A Common Stock on the date of grant, which is your Start Date. The Option will vest and become exercisable over time based on your continuous service with the Company, with 50% of the Option shares vesting on the 6 month anniversary of your Start Date; provided, however, that if the Company terminates your employment, you do not remain the Company’s Interim Chief Executive Officer or become the Company’s Chief Executive Officer, in each case prior to your completion of 6 months of continuous employment with the Company, such Option shares will accelerate and immediately vest, and remain exercisable in accordance with their terms thereafter. The remaining 50% of the Option shares will vest on the 12 month anniversary of your Start Date, provided that you remain in continuous service through such date. For the avoidance of doubt, “service” for purposes of the Option shall include service as an employee, consultant or director. The Company intends to grant the Option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)) pursuant to the Plan, and the Option will be subject to the terms and conditions of the Plan as well as the applicable Notice of Stock Option Grant and Stock Option Agreement.
7.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A. We also want to make clear that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. By signing this agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prevent you from performing your duties for the Company.
8.
Conflicts of Interest. During your employment, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest (this includes any other full-time employment arrangements); provided, however, that you may continue to provide services and/or continue to engage in the current business activities that you list on Exhibit B hereto during your employment with the Company. During your employment with the Company, you may request (and submit to Wish for approval) an Outside Activity Disclosure Form from hr@wish.com to disclose any other outside employment, business, or activity in which you intend to engage during employment with Wish. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible for complying with Wish’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

9.
Employment Relationship. Employment with the Company is at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This, along with the Confidential Information and Invention Assignment Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board of Directors of the Company. At the sole discretion of the Company, you agree to serve, without additional compensation, as a director, officer, or member of the board of directors (collectively, “officer positions”) of any of the Company’s subsidiaries, partnerships, joint ventures or other affiliates. If your employment with the Company is terminated for any reason, whether such termination is voluntary or involuntary, you agree to take all necessary actions, as reasonably requested by the Company, to resign from all officer positions.
10.
Tax Matters.
(a)
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
11.
Interpretation, Amendment and Enforcement. This letter agreement and the accompanying exhibits, including the Confidential Information and Invention Assignment Agreement, along with documents related to your equity grants, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior between you and the Company. This letter agreement may only be amended by an authorized officer of the Company.
12.
Arbitration of Disputes. The Company and I mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from the Company upon my request), of all claims (common law or statutory) that the Company might have against me, or that I may have against the Company, its affiliated companies, the directors, employees or agents of any such company, and all successors and assigns of any of them. The Company and I waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this arbitration agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which I rendered services to the Company. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement. I waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this arbitration agreement prevents me from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. This arbitration agreement shall remain in effect notwithstanding the termination of my association with the Company. To opt-out of this paragraph, you must complete an opt-out form prior to your Start Date. Please email hr@wish.com for the form.
13.
Contingencies. This offer is contingent upon proof of identity and eligibility to work (including by way of an O-1 visa being granted to you) in the United States, which proof must be submitted to the Company. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States for Wish. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background, credit and/or reference checks, including satisfactory responses to a D&O questionnaire.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed exhibit, and returning them to me. This offer, if not accepted, will expire at the end of day on September 8, 2022.

Very truly yours,

ContextLogic Inc.

/s/ Tanzeen Syed

Tanzeen Syed

Chair of the Board of Directors

Enclosures

I have read and accept this employment offer:

Jun (Joe) Yan

Name

/s/ Jun Yan

Signature

September 7, 2022

Date (MM/DD/YYYY)